EXHIBIT 10.15
[This Agreement now between Kingston Press, Inc., as assignee of Raven Press, Inc., and Harvey Geipel.]

                              0PTI0N

     IN CONSIDERATION of the sum of One Dollar and 00/100 ($1.00) and other good and valuable consideration by RAVEN PRESS, INC., a Wisconsin corporation, or its assigns, hereinafter together referred to as "Optionee", receipt whereof is hereby acknowledged, HARVEY GEIPEL hereby grants to said Optionee an exclusive and irrevocable option to purchase the premises located at N63 W22777 Main Street, in the Village of Sussex, Waukesha County, Wisconsin, together with building and all improvements thereon (as shown on the attached Exhibit "A"), for a sum equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00) for the land, the building and the improvements on the approximately 3.71 acres of land shown on Exhibit "A", plus any amount payable under the provisions of this Option and the Lease of this date incorporated herein by reference.

     A. This Option may be exercised by Optionee at any time during the term of the Lease or any extension thereof. Optionee may exercise this option by delivering to GEIPEL at 9400 North 107th Street, Milwaukee, Wisconsin 53224, written notice of the exercise of this Option or by mailing such notice to GEIPEL by certified mail addressed as aforesaid at least sixty (60) days before the date on which this Option shall expire.

     B. Within twenty (20) days after receipt of notice of Optionee's exercise of this Option, GEIPEL shall obtain and furnish to Optionee, at N63 W22777 Main Street, P.O. Box 246, Sussex, WI 53089, an Owner's Policy of Title Insurance in the amount of the full purchase price, naming Optionee as the assured, as its interests may appear, written by a responsible title insurance company licensed by the State of Wisconsin, which policy shall guarantee GEIPEL's title to be in the condition called for by this Agreement. A commitment by such title company agreeing to issue such a title policy upon the recording of the proper documents as agreed herein, shall be deemed sufficient performance. if such commitment for title from such title company does not show title in GEIPEL or if a physical inspection and survey indicates a possible disputed boundary, encroachment or other adverse claim or a shortage of area or of lineal distance on any boundary, then GEIPEL shall promptly take such steps as shall be necessary to establish merchantable title in GEIPEL and to satisfy Optionee's requirements with regard to the physical inspection and survey.

     C. If Optionee elects to exercise this Option then, provided title or title satisfactory to Optionee has been established in GEIPEL, GEIPEL shall transfer and convey to Optionee by good and sufficient Warranty Deed, the premises described on Exhibit "A", free and clear of all liens and encumbrances, except for recorded building restrictions and easements, liens resulting from acts of the tenant or Optionee, and assessments and taxes not then payable. Said Warranty Deed shall be delivered to Optionee or to Optionee's duly authorized agent upon not more than ten (10) days written notice by either party to the other at the address shown above for the party receiving such notice. At the time of the delivery of said Warranty Deed, Optionee shall pay to GEIPEL the purchase price above specified, plus the following additions and less the following deductions:

I.   Additions to purchase price:

     (i) GEIPEL's cost for the title insurance to be supplied by GEIPEL to Optionee as provided in Paragraph B above.

     (ii) If Optionee assumes GEIPEL's mortgage obligation, any charge made by GEIPEL's mortgagee for Optionee to assume GEIPEL's mortgage obligation on the premises at closing.

     (iii) Any prepayment penalty charged by GEIPEL's mortgagee upon satisfaction of any mortgage by GEIPEL on the premises at closing if said mortgage is not assumed by Optionee.

     (iv) An amount equal to the percentage of the base purchase price (GEIPEL's costs) by which the Consumer Price Index available for the month preceding the date of exercise of Option exceeds the Consumer Price Index for June 1, 1987. For purposes of this Option, "Consumer Price Index" means Consumer Price Index National Series, United States City Average, published monthly by the United States Department of Labor, Bureau of Labor Statistics, for the base year 1982. It is agreed that the Consumer Price Index for May, 1989, was 123.8, which shall serve as the basic index figure for this Option. Provided, however, that any increase in price under this subparagraph (iv) shall not exceed five per cent (5%) in any one twelve-month period.

     (v) The amount of any assessments on the premises paid by GEIPEL from the date of this Option.

II.  Deductions from purchase price:

     (i) The amount of the balance then due on any GEIPEL mortgage on the premises that is to be assumed by Optionee.

     (ii) The amount of the security deposit under the Lease which the Lessee has had credited to the purchase price and any security deposit pursuant to a lease between Geipel and Raven Press, Inc. of even date.

E. The provisions of the Option are intended to be specifically enforceable and shall inure to the benefit of and shall bind Optionee and GEIPEL, their heirs, designee personal representatives, successors or its assigns.

F. Incorporated herein by reference is a Lease dated July 14, 1989, between HARVEY GEIPEL, as Lessor, and RAVEN PRESS, INC., as Lessee, to the premises described in Exhibit "A"; all references to leasehold terms refer to the terms of such Lease.

IN WITNESS WHEREOF, the said parties, by their respective officers and individuals, have subscribed this document on the day and year written below.

     Signed at Milwaukee, Wisconsin, this 14th day of July, 1989.

                                   HARVEY GEIPEL

                                   By: /s/ Harvey Geipel
                                      Harvey Geipel

     IN WITNESS WHEREOF, the said RAVEN PRESS, INC., has caused these presents to be signed by Murray Traub, its President, and countersigned by
[   ], its Secretary, at [       ], and its corporate seal to be hereunto
affixed, this [   ] day of July, A.D., 1989.

                                   OPTIONEE, RAVEN PRESS, INC.


                                   By: /s/ Bill Minick
                                       Bill Minick, President

                              Attest: /s/ Murray Traub
                                     Murray Traub, Secretary